Exhibit 3.140

[STAMP]	FILING FEES $125.00 RS INVOICE # 34065 CT CORPORATION SYSTEM ATTN: DEBRA K. OHLENDORF 906 OLIVE STREET ST. LOUIS, MO 63101

ARTICLES OF INCORPORATION

OF

HARRAH’S ARIZONA CORPORATION

FIRST: The name of the corporation is

HARRAH’S ARIZONA CORPORATION

SECOND: Its registered office in the State of Nevada is located at One East First Street, Reno, Nevada 89501. The name of its resident agent at that address is the Corporation Trust Company of Nevada.

THIRD: The total number of shares which the corporation is authorized to issue is one hundred (100); all of such shares shall be without par value.

FOURTH: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

The names and addresses of the first board of directors, which shall be two (2) in number, are as follows:

NAMES	ADDRESSES

Michael D. Rose	1023 Cherry Road
Memphis, TN 38117

Philip G. Satre	1023 Cherry Road
Memphis, TN 38117

FIFTH: The names and addresses of each of the incorporators signing the articles of incorporation are as follows:

NAMES	ADDRESSES

D. K. Ohlendrof	906 Olive Street
St. Louis, MO 63101

B. J. Rardin	906 Olive Street
St. Louis, MO 63101

M. S. Kinkead	906 Olive Street
St. Louis, MO 63101

SIXTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the payment of distributions in violation of NRS 78.300, or (iv) for any transaction from which the director derived any improper personal benefit.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 26th day of January, 1993.

/s/ D. K. Ohlendorf
D. K. Ohlendorf, Incorporator

/s/ B. J. Rardin
B. J. Rardin, Incorporator

/s/ M. S. Kinkead
M. S. Kinkead, Incorporator